AGREEMENT AND PLAN OF MERGER

                           BY AND AMONG

                   AIRCOA HOTEL PARTNERS, L.P.,

                AIRCOA HOSPITALITY SERVICES, INC.,

                   REGAL HOTEL MANAGEMENT, INC.

                                AND

                 REGAL MERGER LIMITED PARTNERSHIP


                            May 2, 1997




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                         TABLE OF CONTENTS

                                                               Page

RECITALS..........................................................1

ARTICLE I -- The Merger...........................................2

      1.1  The Merger.............................................2
      1.2  Effective Time of the Merger...........................2
      1.3  Closing................................................2
      1.4  Effects of the Merger; General Partner.................3
      1.5  Governing Documents....................................3
      1.6  Conversion of Securities...............................3
      1.7  Payment................................................4
      1.8  Delisting of Class A Units and Depositary Receipts.....5
      1.9  Appraisal Rights.......................................5

ARTICLE II -- Approval of the Merger..............................5

      2.1  Actions of the Partnership and the General Partner.....5
      2.2  Proxy Statement........................................5

ARTICLE III -- Representations and Warranties of the Parent
               and Regal..........................................6

      3.1  Organization and Qualification.........................6
      3.2  Authority Relative to this Agreement...................6
      3.3  Compliance.............................................6
      3.4  Documents and Information..............................7
      3.5  Financing..............................................7
      3.6  Solvency...............................................7

ARTICLE IV -- Representations and Warranties of the Partnership...8

      4.1  Organization and Qualification.........................8
      4.2  Capitalization.........................................8
      4.3  Fees...................................................8
      4.4  Documents and Information..............................8
      4.5  Opinion of Financial Advisor...........................9

ARTICLE V -- Covenants............................................9

      5.1  Legal Conditions to the Merger.........................9
      5.2  State Statutes.........................................9
      5.3  Special Committee......................................9

ARTICLE VI -- Additional Agreements...............................9

      6.1  Public Announcements...................................9
      6.2  Expenses..............................................10

ARTICLE VII -- Conditions Precedent..............................10

      7.1  Certain Conditions on the Obligation of Regal to
           Consummate the Merger.................................10
      7.2  Obligation of Each Party to Effect the Merger.........11

ARTICLE VIII -- Termination......................................12

      8.1  Termination...........................................12
      8.2  Effect of Termination.................................12

ARTICLE IX -- General Provisions.................................13

      9.1  Amendment.............................................13
      9.2  Extension; Waiver.....................................13
      9.3  Nonsurvival of Representations, Warranties and
           Agreements............................................13
      9.4  Entire Agreement; Counterparts........................13
      9.5  Severability..........................................13
      9.6  Notices...............................................14
      9.7  Interpretation........................................15
      9.8  Headings..............................................15
      9.9  Assignment............................................15
      9.10  Governing Law........................................16
      9.11  Consent to Jurisdiction; Service of Process..........16
      9.12  Limitation of Liability..............................16
      9.13  Limitation of Remedies...............................16




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           AGREEMENT AND PLAN OF MERGER (this "Agreement") dated
as of May 2, 1997, among AIRCOA HOTEL PARTNERS, L.P., a Delaware limited partnership (the "Partnership"), AIRCOA HOSPITALITY SERVICES, INC., a Delaware corporation (the "General Partner"), REGAL HOTEL MANAGEMENT, INC., a Delaware corporation (the "Parent"), and REGAL MERGER LIMITED PARTNERSHIP, a Delaware limited partnership and a direct, wholly owned subsidiary of the Parent ("Regal").

                             RECITALS

           WHEREAS, the Partnership has heretofore issued Class A limited partnership units (the "Class A Units") and Class B limited partnership units (the "Class B Units" and, together with the Class A Units, the "Units"), each representing limited partner interests in the Partnership;

           WHEREAS, all outstanding Class A Units have been deposited with a depository (the "Depositary") designated by the General Partner, pursuant to the terms of a Deposit Agreement (the "Deposit Agreement") among the General Partner (both individually and as attorney-in-fact for the holders of Class A Units), the Depositary, the Partnership and all holders from time to time of Class A Units represented by depositary receipts ("Depositary Receipts") or certificates (together with the Class B Units represented by certificates, "Certificates");

           WHEREAS, the General Partner is the sole general partner of the Partnership;

           WHEREAS, each of the Parent and Regal is an affiliate (as used herein, such term shall have the meaning set forth in the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "Exchange Act")) of the General Partner;

           WHEREAS, the Parent wishes to merge Regal with and into the Partnership (the "Merger") pursuant and subject to the terms and conditions of this Agreement, whereby each issued and outstanding Unit not owned directly or indirectly by Regal, the Parent or their affiliates will be converted into the right to receive $3.10 per Class A Unit and $20.00 per Class B Unit (the "Merger Consideration");

           WHEREAS, the Board of Directors of the General Partner has established a special committee consisting of persons not otherwise affiliated with the General Partner (the "Special Committee"), and has charged the Special Committee to negotiate and determine the fairness of this Agreement and to, among other things, approve any amendment of or waiver pursuant to this Agreement on behalf of the Partnership;

           WHEREAS, the Special Committee has considered the fairness of this Agreement and the Merger to the holders of Units ("Unitholders"), other than the Parent and its affiliates (the "Unaffiliated Unitholders"), and, subject to the terms and conditions of this Agreement, (i) determined that the Merger is fair to and in the best interests of the Unaffiliated Unitholders, (ii) recommended that the General Partner approve this Agreement and (iii) recommended that the Merger be approved by the Unitholders;




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           WHEREAS, the General Partner, on its own behalf and on
behalf of the Partnership, and the Parent, on its own behalf and on behalf of Regal, have duly approved this Agreement and the Merger pursuant hereto, and the General Partner has determined, upon the recommendation of the Special Committee, that the Merger is fair to and in the best interests of the Unitholders and, subject to the terms and conditions of this Agreement, has recommended that the Merger be accepted by the Unitholders; and

           WHEREAS, the Parent and affiliates of the Parent holding, in the aggregate, approximately 71.0% of the outstanding Class A Units and approximately 93.6% of the outstanding Class B Units have agreed to submit this Agreement and the Merger to the Unitholders for approval and adoption at a meeting of Unitholders called for such purpose (the "Merger Meeting") pursuant to
Section 17.4 of the Agreement of Limited Partnership of AIRCOA Hotel Partners, L.P., dated July 30, 1987 (as amended, the "Partnership Agreement").

           NOW THEREFORE, in consideration of the mutual benefits to be derived from this Agreement and of the representations, warranties, agreements and conditions contained in this Agreement, the parties agree as follows:

                             ARTICLE I

                            The Merger

           1.1 The Merger. In accordance with and subject to (a) the provisions of this Agreement, (b) the Certificate of Merger (as hereinafter defined), and (c) the Delaware Revised Uniform Limited Partnership Act (the "Delaware Partnership Act"), at the Effective Time (as hereinafter defined), Regal shall be merged with and into the Partnership in the Merger. As a result of the Merger, the separate existence of Regal shall cease, and the Partnership shall continue as the surviving partnership. The Partnership is hereinafter sometimes referred to as the "Surviving Partnership."

           1.2 Effective Time of the Merger. Subject to the provisions of this Agreement, an appropriate form of certificate of merger (the "Certificate of Merger") shall be duly executed and filed by the Partnership and Regal on the Closing Date (as hereinafter defined) in the manner provided in Section 17-211 of the Delaware Partnership Act. The Merger shall become effective at such time on the Closing Date as the Certificate of Merger is filed with the Secretary of State of the State of Delaware (or such later time as may be specified in the Certificate of Merger) (the "Effective Time").

           1.3 Closing. Unless this Agreement shall have been terminated and the transactions contemplated by this Agreement shall have been abandoned pursuant to the provisions of Article VIII, and subject to the provisions of Sections 7.1 and 7.2 hereof, the closing of the Merger (the "Closing") will take place at 10:00 a.m., Denver time, on the first Business Day (as hereinafter defined) occurring after the Merger Meeting (which shall occur after the passage of 20 business days from and after the mailing of the Proxy Statement (as defined below) to Unitholders) or, if later, the date which is the first Business Day after all of the conditions set forth in Sections 7.1 and 7.2 hereof shall have been satisfied (or waived in accordance with


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Section 9.2 hereof), or such other date and time which is
agreed to in writing by the parties (the "Closing Date"). The Closing shall take place at the offices of the Partnership at 5775 DTC Boulevard, Englewood, Colorado 80111, unless another place is agreed to by the parties. For purposes of this Agreement, "Business Day" shall mean any day except Saturday, Sunday or any day on which banks are generally not open for business in Denver, Colorado.

           1.4 Effects of the Merger; General Partner. The Merger shall, from and after the Effective Time, have the effects provided for in the Delaware Partnership Act. The General Partner shall be the general partner of the Surviving Partnership until its resignation or removal or until its successor is duly qualified.

           1.5 Governing Documents. Following the Effective Time, the Partnership Agreement of the Partnership shall be the partnership agreement of the Surviving Partnership, until amended in accordance with the provisions thereof and applicable law.

           1.6 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Regal, the Partnership, the Surviving Partnership or any holder of any of the following securities:

           (a) Each Class A Unit which is issued and outstanding immediately prior to the Effective Time (other than Class A Units owned by Regal Hotels International Holdings Limited, a Bermuda company and an indirect parent of each of the General Partner, the Parent and Regal ("Regal Holdings"), or any direct or indirect subsidiary of Regal Holdings) shall be canceled, extinguished and retired, and be converted into and become a right to receive $3.10 in cash, without interest (the "Class A Merger Consideration");

           (b) Each Class B Unit which is issued and outstanding immediately prior to the Effective Time (other than Class B Units owned by Regal Holdings or any direct or indirect subsidiary of Regal Holdings) shall be canceled, extinguished and retired, and be converted into and become a right to receive $20.00 in cash, without interest (the "Class B Merger Consideration" and, together with the Class A Merger Consideration, the "Merger Consideration");

           (c) Each Unit which is issued and outstanding immediately prior to the Effective Time and owned by Regal
      Holdings or any direct or indirect subsidiary of Regal
      Holdings shall be and remain a unit of limited partnership interest in the Surviving Partnership;

           (d) Each partnership interest, general or limited, of Regal issued and outstanding immediately prior to the Effective Time shall be canceled, extinguished and retired, and no payment shall be made thereon; and

           (e) The General Partner's general partnership interest in the Partnership shall be and remain a general partnership interest in the Surviving Partnership.

           1.7 Payment. (a) From and after the Effective Time, a bank or trust company organized under the laws of the United
States or any state thereof with capital, surplus and

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undivided profits of at least $100,000,000 that is designated by the
Parent (the "Payment Agent") shall act as payment agent in effecting the payment of the Merger Consideration for Units pursuant to Sections 1.6(a) and 1.6(b) hereof. At or before the Effective
Time, the Parent or Regal shall deposit with the Payment Agent the aggregate Merger Consideration in trust for the benefit of the Unaffiliated Units. Promptly after the Effective Time, the Payment Agent shall mail to each record holder of Depository
Receipts or Certificates a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to such Depositary Receipts or Certificates shall pass, only upon delivery of such Depositary Receipts or Certificates to the Payment Agent) and instructions for use in surrendering such Depositary Receipts or Certificates and receiving the Merger Consideration for each Unit previously represented thereby. Upon the surrender of each such Depositary Receipt or Certificate and the payment by the Payment Agent of the Merger Consideration in exchange therefor, such Depositary Receipts and Certificates shall forthwith be canceled. Until so surrendered and exchanged, each such Depositary Receipt or Certificate (other than Depositary Receipts or Certificates representing Units held by Regal Holdings or any direct or indirect subsidiary of Regal Holdings) shall represent solely the right to receive the Class A Merger Consideration or the Class B Merger Consideration, as applicable, multiplied by the number of Class A Units or Class B Units, respectively, represented by such Depositary Receipt or Certificate, and the holder thereof shall have no rights whatsoever as a Unitholder of the Partnership or the Surviving Partnership. Upon the surrender of such outstanding Depositary Receipt or Certificate, the holder shall receive such Merger Consideration, without any interest thereon. If any cash is to be paid to a name other than the name in which the Depositary
Receipt or Certificate surrendered in exchange therefor is registered, it shall be a condition to such payment that the person requesting such payment shall pay to the Payment Agent any transfer or other taxes required by reason of the payment of such cash to a name other than that of the registered holder of the Depositary Receipt or Certificate surrendered, or such person shall establish to the satisfaction of the Payment Agent that such tax has been paid or is not applicable. Notwithstanding the foregoing, neither the Payment Agent nor any party hereto shall be liable to a holder of Depositary Receipts or Certificates for any Merger Consideration or other payments made to a public official pursuant to applicable abandoned property laws. The Surviving Partnership and the Payment Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable to a holder of Units pursuant to the Merger any taxes or other amounts as are required by applicable law, including without limitation Sections 3406 and 1445 of the Internal Revenue Code of 1986. To the extent that amounts are so withheld by the Surviving Partnership or the Payment Agent, they shall be treated for all purposes of this Agreement as having been paid to the holder of the Units in respect of which such deduction and withholding was made.

           (b) Six (6) months after the Closing Date, the Surviving Partnership shall be entitled to the return of all amounts then held by the Payment Agent pursuant to Section 1.7(a) (including earnings thereon), and the Payment Agent's duties shall terminate. Thereafter, any holder of a Depositary Receipt or Certificate shall look only to the Surviving Partnership (subject to applicable abandoned property, escheat and similar laws) as a general creditor to receive in exchange therefor the Merger Consideration, without any interest thereon.

           (c) At and after the Effective Time, there shall be no transfers on the books of the Surviving Partnership of any Unit other than Units which remain outstanding pursuant to Section


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1.6(b) hereof. As of the Effective Time, each holder of a Unit which was converted into the right to receive cash pursuant to
Section 1.6(a) hereof shall be deemed to have withdrawn as a limited partner and shall have no further interest in the Partnership or the Surviving Partnership or any allocations or distributions of income, property or otherwise, other than the right to receive the Merger Consideration as provided in this
Article I.

           1.8 Delisting of Class A Units and Depositary Receipts. Following the Effective Time, the General Partner, on behalf of the Partnership, shall take all actions necessary to effect the delisting of the Class A Units and the Depositary Receipts from the American Stock Exchange and the deregistration of the Class A Units and the Depositary Receipts with the Securities and Exchange Commission (the "Commission").

           1.9 Appraisal Rights. Unitholders shall not have any appraisal or dissenters' rights in connection with the Merger.

                            ARTICLE II

                      Approval of the Merger

           2.1 Actions of the Partnership and the General Partner. (a) The General Partner hereby consents to the Merger, agrees in all respects with the terms of this Agreement and, subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated hereby. In connection therewith, pursuant to the Delaware Partnership Act and Article VIII of the Partnership Agreement, by executing this Agreement, the General Partner, as the sole general partner of the Partnership, consents to and approves in all respects this Agreement and the transactions contemplated hereby (including, without limitation, the Merger) on behalf of the Partnership. The General Partner hereby represents that, at a meeting of its Board of Directors duly called and held on May 2, 1997, (i) such Board approved, upon the recommendation of the Special Committee, this Agreement and the Merger and has determined that the Merger, considered as a whole, is fair to and in the best interests of the Unaffiliated Unitholders and (ii) such Board recommended that the Unitholders of the Partnership approve and adopt this Agreement and the Merger.

           (b) Each of the General Partner, the Parent and affiliates of the Parent holding, in the aggregate, approximately 71.0% of the outstanding Class A Units and approximately 93.6% of the outstanding Class B Units, shall approve and consent to this Agreement and the Merger by a vote in person or by proxy at the Merger Meeting to be held twenty (20) calendar days from and after the mailing of the Proxy Statement to the Unitholders.

           2.2 Proxy Statement. Promptly following the execution of this Agreement, the Partnership shall prepare (and Regal shall cooperate in preparing) and as soon as reasonably practicable thereafter shall file with the Commission a preliminary Proxy Statement with respect to the Merger. Subject to compliance with the rules and regulations of the Commission, the Partnership shall thereafter file with the Commission and mail to Unitholders a definitive Proxy Statement with respect to the Merger (the "Proxy Statement"). The term "Proxy Statement" shall mean such Proxy Statement at the time it initially is mailed to the Unitholders and all amendments


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or supplements thereto, if any, similarly filed and mailed. Regal and the Partnership each agree to correct any information provided by it for use in the Proxy Statement which shall have become false or misleading in any material respect.

                            ARTICLE III

      Representations and Warranties of the Parent and Regal

           The Parent and Regal, jointly and severally, represent and warrant at the date hereof to the Partnership as follows:

           3.1 Organization and Qualification. Regal is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware, with the requisite power and authority to carry on its respective business as now conducted. The Parent is the sole general partner of Regal. The Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to carry on its respective business as now conducted. Each of the Parent and Regal is duly qualified to do business, and is in good standing, in each jurisdiction where the character of its properties owned or leased or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or in good standing would not, in the aggregate, have a material adverse effect on the Parent and its subsidiaries, taken as a whole. Copies of the charter and bylaws of the Parent and the Certificate of Limited Partnership and the Limited Partnership Agreement of Regal (such documents, the "Organizational Documents") previously delivered to the Partnership are accurate and complete as of the date hereof.

           3.2 Authority Relative to this Agreement. Each of the Parent and Regal has the requisite power and authority to enter into this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement by the Parent and Regal and the consummation by the Parent and Regal of the transactions contemplated hereby have been duly authorized by the Board of Directors of the Parent, including in the Parent's capacity as general partner of Regal, and no other action or proceeding on the part of the Parent or Regal is necessary to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Parent and Regal and constitutes a valid and binding obligation of each of them, enforceable in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors' rights generally or by general equitable principles.

           3.3 Compliance. (a) Neither the execution and delivery of this Agreement by the Parent and Regal nor the consummation of the transactions contemplated hereby nor compliance by the Parent and Regal with any of the provisions hereof will (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Parent or Regal or any other direct or indirect subsidiary of the Parent

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under, any of the terms, conditions or provisions of (x)
the respective Organizational Documents of the Parent or Regal or any partnership agreement or charter or bylaws of any other direct or indirect subsidiary of the Parent or (y) any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Parent or Regal or any other direct or indirect subsidiary of the Parent is a party, or to which any of them, or any of their respective properties or assets, may be subject, or (ii) subject to compliance with the statutes and regulations referred to in the next paragraph, violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to the Parent or Regal or any other direct or indirect subsidiary of the Parent or any of their respective properties or assets, except, in the case of each of clauses (i) and (ii) above, for such violations, conflicts, breaches, defaults, terminations, accelerations or creations of liens, security interests, charges or encumbrances, which, in the aggregate, would not have a material adverse effect on the transactions contemplated hereby or on the condition (financial or other), business or operations of the Parent and its subsidiaries taken as a whole (a "Material Adverse Effect on the Parent").

           (b) Other than in connection with or in compliance with the provisions of the Delaware Partnership Act, the Exchange Act, any state "anti-takeover" ("State Takeover Laws") or "blue sky" laws ("Blue Sky Laws") or other similar statutes and regulations, no notice to, filing with, or authorization, consent or approval of, any domestic or foreign public body or authority is necessary for the consummation by the Parent or Regal of the transactions contemplated by this Agreement, except where failure to give such notice, make such filings, or obtain authorizations, consents or approvals would not, in the aggregate, have a Material Adverse Effect on the Parent.

           3.4 Documents and Information. The information supplied by the Partnership, Parent or Regal expressly for inclusion in the Proxy Statement shall not, (i) at the time of the mailing thereof and (ii) at the Closing Date, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

           3.5 Financing. The Parent has sufficient available funds to consummate the Merger, and shall make such funds available to Regal for such purposes.

           3.6 Solvency. At the Effective Time and after giving effect to any changes in the Parent's, Regal's or the Surviving Partnership's assets and liabilities as a result of the Merger, none of the Parent, Regal or the Surviving Partnership will (i) be insolvent (either because its financial condition is such that the sum of its debts is greater than the fair value of its assets or because the present fair salable value of its assets will be less than the amount required to pay its probable liability on its debts as they become absolute and matured); (ii) have unreasonably small capital with which to engage in its business; or (iii) have incurred or plan to incur debts beyond its ability to pay as they become absolute and matured.



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                            ARTICLE IV

         Representations and Warranties of the Partnership

           The Partnership represents and warrants to each of the Parent and Regal at the date hereof as follows:

           4.1 Organization and Qualification. The Partnership is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware and has the requisite power and authority to carry on its business as it is now being conducted. The Partnership is duly qualified to do business, and is in good standing, in each jurisdiction where the character of its properties owned or leased or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or in good standing would not, in the aggregate, have a material adverse effect on the Partnership and its subsidiaries, taken as a whole. Copies of the Partnership Agreement and the Certificate of Limited Partnership of the Partnership which have heretofore been delivered to the Parent are accurate and complete as of the date hereof.

           4.2 Capitalization. As of the date hereof, there are 5,340,214 Class A Units and 950,000 Class B Units issued and outstanding. All such Units have been validly issued. Other than such Class A Units and Class B Units and the General Partner's general partnership interest, there are no equity securities of the Partnership authorized or outstanding, and, other than (a) the Class B Units which are convertible into Class A Units and
(b) two promissory notes of the Partnership dated June 8, 1995, payable to the General Partner, in the principal amounts of $2.1 million and $6 million, which are convertible into Class A Units, there are no outstanding options, warrants, rights to subscribe to (including any preemptive rights), calls or commitments of any character whatsoever to which the Partnership or any subsidiary of the Partnership is a party or may be bound, requiring the issuance or sale of any Units or other equity securities of the Partnership or securities or rights convertible into or exchangeable for such Units or other equity securities, and there are no contracts, commitments, understandings or arrangements by which the Partnership is or may become bound to issue additional Units or other equity securities or options, warrants or rights to purchase or acquire any additional Units or other equity securities or securities convertible into or exchangeable for such Units or other equity securities.
None of the Units are held by the Partnership in treasury.

           4.3 Fees. The Special Committee has not paid or agreed to pay any fee or commission to any broker, finder or intermediary in connection with the transactions contemplated hereby.

           4.4 Documents and Information . The information supplied by the Partnership expressly for inclusion in the Proxy Statement shall not, (i) at the time of the mailing thereof and
(ii) at the Closing Date, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.



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           4.5 Opinion of Financial Advisor. Houlihan Lokey,
the financial advisor to the Special Committee (the "Financial Advisor"), has delivered to the Special Committee its written opinion, dated May 2, 1997, that the Merger Consideration to be received by the Unitholders pursuant to the Merger, taken as a whole, is fair, from a financial point of view, to the Unaffiliated Unitholders.

                             ARTICLE V

                             Covenants

           5.1 Legal Conditions to the Merger. The General Partner (on behalf of itself and the Partnership), Regal and the Parent shall take all reasonable actions necessary to comply promptly with all legal requirements with respect to the Merger and shall take all reasonable action necessary to cooperate promptly with and furnish information to the other parties in connection with any such requirements. The General Partner (on behalf of itself and the Partnership), Regal and the Parent shall take all reasonable actions necessary (i) to obtain (and will take all reasonable actions necessary to promptly cooperate with the other parties in obtaining) any consent, authorization, order or approval of, or any exemption by, any administrative agency or commission or other governmental authority or instrumentality (a "Governmental Entity"), or other third party, required to be obtained or made (or cooperate in the obtaining of any thereof required to be obtained) in connection with the Merger or the taking of any action contemplated by this Agreement; (ii) to lift, rescind or mitigate the effect of any injunction or restraining order or other order adversely affecting the consummation of the transactions contemplated hereby; (iii) to fulfill all conditions pursuant to this Agreement; and (iv) to prevent, with respect to a threatened or pending temporary, preliminary or permanent injunction or other order, decree or ruling, the entry thereof.

           5.2 State Statutes. If any State Takeover Law shall become applicable to the transactions contemplated by this Agreement, the parties hereto shall use their reasonable efforts to take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effects of such State Takeover Law on the transactions contemplated by this Agreement.

           5.3 Special Committee. Prior to the Effective Time or the earlier termination of this Agreement, the Parent and the General Partner shall take all actions necessary such that the Special Committee shall continue in existence without diminution of any of its powers or duties.

                            ARTICLE VI

                       Additional Agreements

           6.1 Public Announcements. The General Partner, on behalf of itself and the Partnership, and the Parent, on behalf of itself and Regal, shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the Merger and shall not issue any such press release or make such public statement prior to such consultation except as may be required by law or the rules of the American Stock Exchange.

           6.2 Expenses. Parent shall bear all costs and expenses of each party hereto incurred in connection with the transactions contemplated by this Agreement.

                            ARTICLE VII

                       Conditions Precedent

           7.1  Certain Conditions on the Obligation of Regal to
Consummate the Merger.

           (a) The obligations of Regal to effect the Merger shall be subject to the fulfillment of the following conditions, any or all of which may be waived by Regal in its sole discretion:

                 (i) except for changes in the business or conditions of the Partnership, financial or otherwise, or in the results of operations of the Partnership, occurring prior to the date of this Agreement, or expected by the management of the General Partner to occur based on events occurring prior to the date of this Agreement, there shall not have occurred any material adverse change in the business or condition of the Partnership, financial or otherwise, or in the results of operations of the Partnership from that set forth in or contemplated by the financial statements of the Partnership for the year ended December 31, 1996;

                (ii) there shall not be pending or threatened against the Partnership, or any subsidiary of the Partnership, any action, suit or proceeding involving a claim at law or in equity or before or by any Governmental Entity, domestic or foreign, that would be reasonably likely to have a Material Adverse Effect on the Partnership; and

                (iii) there shall not be pending or threatened against the Partnership, the General Partner, the Parent, Regal, or any of their respective affiliates or their respective properties or businesses, any other action, suit or proceeding involving a claim at law or in equity or before or by any federal, state, or municipal or other court of competent jurisdiction or other Governmental Entity, relating to the Merger or this Agreement that would be reasonably likely to have a Material Adverse Effect on the Partnership.

           (b) The parties hereto agree that in exercising its discretion to waive or require the fulfillment of the conditions prescribed in Section 7.1(a) above, Regal shall not be required to consider the interests of any person or entity that may be affected by the Merger other than Regal, and that Regal shall have no obligation, fiduciary or otherwise, to the limited partners of the Partnership or the General Partner in exercising its discretion under
      Section 7.1(a).

           7.2 Obligation of Each Party to Effect the Merger. The respective obligations of each party generally to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

           (a) This Agreement and the Merger shall have been approved and adopted by a Majority Interest (as defined in the Partnership Agreement);

           (b) Neither the execution and delivery of this Agreement by the Partnership nor the consummation of the transactions contemplated hereby nor compliance by the Partnership with any of the provisions hereof shall (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Partnership or any direct or indirect subsidiary of the Partnership under any of the terms, conditions or provisions of (x) the Partnership Agreement or any other partnership agreement or charter or bylaws of any direct or indirect subsidiary of the Partnership or (y) any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Partnership or any direct or indirect subsidiary of the Partnership is a party, or to which any of them, or any of their respective properties or assets, may be subject, or
      (ii) violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to the Partnership or any direct or indirect subsidiary of the Partnership or any of their respective properties or assets, except, in the case of each of clauses (i) and (ii) above, for such violations, conflicts, breaches, defaults, terminations, accelerations or creations of liens, security interests, charges or encumbrances, which would not, in the aggregate, have a material adverse effect on the transactions contemplated hereby or on the condition (financial or other), business or operations of the Partnership and its subsidiaries, taken as a whole (a "Material Adverse Effect on the Partnership");

           (c) The Financial Advisor shall not have withdrawn or modified in any manner materially adverse to the Parent, Regal, the Partnership or any holder of Units its opinion as described in Section 4.5; and

           (d) No preliminary or permanent injunction or other order, decree or ruling issued by a court of competent jurisdiction or by a Governmental Entity nor any statute, rule, regulation or executive order promulgated or enacted by any Governmental Entity shall be in effect, which would make the acquisition or holding by the Parent, its subsidiaries or affiliates of the Units of the Surviving Partnership illegal or otherwise prevent the consummation of the Merger or make the consummation of the Merger illegal.

                           ARTICLE VIII

                            Termination

           8.1 Termination. This Agreement may be terminated, and the Merger contemplated herein may be abandoned, at any time prior to the Effective Time, whether prior to or after approval of the Merger by the Unitholders:

           (a) by mutual written consent of the Board of Directors of the Parent, on behalf of the Parent and Regal, and the General Partner of the Partnership, with the concurrence of the members of the Special Committee; or

           (b) by the Partnership (which shall so act only if requested by the Special Committee) if the Parent or Regal breaches in any material respect any of its representations, warranties, covenants or agreements contained in this Agreement (other than any breach caused by the Partnership) or if the Financial Advisor shall have withdrawn or modified in any manner adverse to the Partnership, the holder of any Units, the Parent or Regal its opinion as described in Section 4.5; or

           (c) by the Parent, if the Partnership breaches in any material respect any of its representations, warranties, covenants or agreements contained in this Agreement (other than any breach caused by the Parent or any affiliate of the Parent) or if the Special Committee shall have withdrawn or modified in any manner adverse to the Parent or Regal its recommendation of the Merger or this Agreement or if the Financial Advisor shall have withdrawn or modified in any manner adverse to the Partnership, the holder of any Units, the Parent or Regal its opinion as described in Section 4.5; or

           (d) by either the Parent or the Partnership (with the concurrence of the members of the Special Committee, if terminated by the Partnership):

                 (i) if the Merger has not been consummated prior to September 30, 1997; or

                (ii) if any court of competent jurisdiction or other Governmental Entity shall have issued an order, decree or ruling, or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and non-appealable.

           8.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.1 hereof, this Agreement shall forthwith become void, and there shall be no liability on the part of the Parent, Regal, the General Partner or the Partnership.

                            ARTICLE IX

                        General Provisions

           9.1 Amendment. This Agreement may not be amended except by (i) an instrument in writing signed on behalf of each of the parties hereto and (ii) prior approval of such amendment by the members of the Special Committee; provided, however, that after approval of the Merger by the Unitholders, no amendment may be made without the further approval of a Majority Interest (as defined in the Partnership Agreement) which would either (a) alter or change the Merger Consideration or (b) alter or change any other terms and conditions of this Agreement, if any of such alterations or changes, alone or in the aggregate, would materially adversely affect the Unitholders.

           9.2 Extension; Waiver. At any time prior to the Effective Time, whether before or after the mailing of the Proxy Statement, any party hereto may (i) extend the time for the performance of any of the obligations or other acts of any other party hereto; (ii) waive any inaccuracies in the representations and warranties contained in this Agreement; and (iii) waive compliance with any of the agreements of the other parties or conditions to its own obligations contained in this Agreement. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party by a duly authorized officer and, if given by the Partnership, approved by the members of the Special Committee. No such consent or waiver of compliance given by any of the parties hereto shall operate as a consent or waiver of compliance in respect of any subsequent default, breach or non-observance, whether of the same or any other nature.

           9.3 Nonsurvival of Representations, Warranties and Agreements. The respective representations and warranties of the Partnership, the Parent and Regal contained herein shall expire with, and be terminated and extinguished upon, consummation of the Merger, and thereafter none of the Partnership, the Parent or Regal or any officer, director or principal thereof shall be under any liability whatsoever with respect to any such representation or warranty. This Section 9.3 shall have no effect upon any other obligation of the parties hereto, whether to be performed before or after the consummation of the Merger.

           9.4 Entire Agreement; Counterparts. (a) This Agreement contains the entire agreement among the Partnership, the Parent and Regal with respect to the subject matter hereof and supersedes all prior arrangements and understandings, both written and oral, among such parties with respect thereto.

           (b) This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

           9.5 Severability. It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the law and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, in the event that any provision of this Agreement would be held in any jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, the parties shall adopt an amendment hereto in accordance with the provisions of Section 9.1 hereof in which such provision, as to such jurisdiction, is so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

           9.6 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to be sufficient if contained in a written instrument and shall be deemed to have been duly given if delivered personally, telecopied, sent by nationally-recognized overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other addresses as shall be specified by a party by like notice):

           (a)  If to the Parent or Regal:

           REGAL HOTEL MANAGEMENT, INC.
           5775 DTC Boulevard
           Englewood, Colorado 80111
           Attention:  Douglas M. Pasquale, President
           Telecopier:  (303) 220-2120

           with a copy to:

           Cleary, Gottlieb, Steen & Hamilton
           One Liberty Plaza
           New York, New York  10006
           Attention:  Paul J. Shim, Esq.
           Telecopier:  (212) 225-3999

           (b)  If to the Partnership or the General Partner:

           AIRCOA HOTEL PARTNERS, L.P.
           5775 DTC Boulevard
           Englewood, Colorado 80111
           Attention:  Douglas M. Pasquale, President
           Telecopier:  (303) 220-2120
           with a copy to:

           Holland & Hart LLP
           Suite 3200
           555 Seventeenth Street
           Denver, Colorado  80201
           Attention:  Michael S. Quinn, Esq.
           Telecopier:  (303) 295-8261

           and

           Hire & Associates
           1383 Solitude Lane
           Evergreen, Colorado 80439
           Attention: Mr. James W. Hire
           Telecopier:  (303) 670-9967

           and

           Miramar Asset Management, Inc.
           617 Veterans Boulevard
           Suite 212
           Redwood City, California 94063
           Attention: Mr. Anthony C. Dimond
           Telecopier:  (415) 599-9234

All such notices and other communications shall be deemed to have been received (a) in the case of personal delivery, on the date of such delivery if received prior to 5:00 p.m. New York City time on such date, (b) in the case of a telecopy, when the party receiving such telecopy shall have confirmed receipt of the communication, (c) in the case of delivery by nationally recognized overnight courier, on the Business Day following dispatch and (d) in the case of mailing, on the third Business Day following such mailing.

           9.7 Interpretation. When a reference is made in this Agreement to subsidiaries of Regal Holdings, the Parent, Regal or the Partnership, the word "subsidiaries" means any corporation more than 50% of whose outstanding voting securities, or any partnership, joint venture or other entity more than 50% of whose total equity interest, is directly or indirectly owned by the Parent, Regal, or the Partnership, as the case may be. For purposes of this Agreement, the Partnership shall not be deemed to be an affiliate or subsidiary of the Parent or Regal.

           9.8 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

           9.9 Assignment. This Agreement is not intended to confer upon any person other than the parties any rights or remedies hereunder. This Agreement shall not be assigned by operation of law or otherwise; provided, however, that notwithstanding the foregoing, the parties hereto acknowledge that Regal shall have the unrestricted right to assign all of its respective rights hereunder to a wholly-owned affiliate of the Parent or Regal; provided, further, that notwithstanding such assignment, Regal shall not be released from its obligations hereunder nor shall such assignment prejudice the rights of holders of Units entitled to receive payment pursuant to Section 1.6(a) hereof to receive such payment for Units properly delivered to the Payment Agent and accepted for payment.

           9.10 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to the conflicts of laws provisions thereof.

           9.11 Consent to Jurisdiction; Service of Process. (a) The parties hereto irrevocably submit to the jurisdiction of the Court of Chancery of the State of Delaware or the U.S. District Court for the District of Delaware over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby and each party hereby irrevocably agrees that all claims in respect of such dispute or proceeding shall be heard and determined in such court. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

           (b) Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action or proceeding of the nature specified in subsection (a) above by mailing a copy thereof in accordance with the provisions of Section 9.6 hereof.

           9.12 Limitation of Liability. In no event shall any partner (other than the General Partner) or representative of the Partnership or any direct or indirect stockholder, officer, director, partner or representative of the General Partner or any other such person, be personally liable for any obligation of the Partnership or the General Partner under this Agreement. In no event shall recourse with respect to the obligations under this Agreement of the Partnership or the General Partner be had to the assets or business of any person other than the Partnership or the General Partner, respectively.

           9.13 Limitation of Remedies. The sole remedy of any party hereto for breach by any other party of a covenant, representation or warranty made under this Agreement shall be limited to termination of this Agreement.

           IN WITNESS WHEREOF, the Partnership, the General
Partner, the Parent and Regal have caused this Agreement to be executed as of the date first written above by their respective officers thereunder duly authorized.

                          AIRCOA HOTEL PARTNERS, L.P.

                          By   AIRCOA Hospitality Services, Inc.,
                                 its General Partner

                          By: /s/
                             ------------------------------------
                               Name:
                               Title:

                          By: /s/
                             ------------------------------------
                               Name:
                               Title:

                          AIRCOA HOSPITALITY SERVICES, INC.

                          By: /s/
                             ------------------------------------
                               Name:
                               Title:

                          By: /s/
                             ------------------------------------
                              Name:
                               Title:

                          REGAL HOTEL MANAGEMENT, INC.

                          By: /s/
                             ------------------------------------
                               Name:
                               Title:

                          By: /s/
                             ------------------------------------
                               Name:
                               Title:

                          REGAL MERGER LIMITED PARTNERSHIP

                          By:  Regal Hotel Management, Inc.,
                                 its General Partner

                          By: /s/
                             ------------------------------------
                               Name:
                               Title:

                          By: /s/
                             ------------------------------------
                               Name:
                               Title: